Exhibit 10.25

, 2017

Dear ,

You are receiving this letter due to the fact that you are party to a current employment agreement with Envestnet, Inc. and Envestnet Asset Management, Inc. (“EAM”) (your “Employment Agreement”). Effective as of January 1, 2018, Envestnet, Inc. will be transferring the employment of all employees, as well as all benefit plans, payroll, and related contracts, from EAM to another wholly owned subsidiary of Envestnet, Inc., Envestnet Financial Technologies, Inc. (“EFT”).

The transition will have no effect on the terms or conditions of your employment, including but not limited to your role, duties, compensation or benefits. By signing this letter below, you acknowledge that the transfer of your employment from EAM to EFT shall in no way constitute a termination, interruption or discontinuance of your employment. You agree that your Employment Agreement remains in full force and effect and is hereby amended to replace “Envestnet Financial Technologies, Inc.” for “Envestnet Asset Management, Inc.” in all places where “Envestnet Asset Management, Inc.” appears.

If you have any questions, feel free to contact the Human Resources Department at [ ].

Please return a signed copy of this agreement to [ ] at [ ] no later than December 11, 2017.

Sincerely,

ENVESTNET, INC., ENVESTNET ASSET MANAGEMENT, INC., AND ENVESTNET FINANCIAL TECHNOLOGIES, INC.

By:
Sharon Rosenthal – Chief Human Resources Officer

ACCEPTED:

[Employee]	Date